Exhibit 11

                           CODA MUSIC TECHNOLOGY, INC.

                        COMPUTATION OF EARNINGS PER SHARE



                                                              Quarter Ended September 30,            Nine Months Ended September 30,
                                                                1996               1995                1996                  1995
   NET LOSS                                                 $ (593,379)         $ (257,873)      $ (1,618,595)        $ (1,093,346)
                                                             ==========          ==========       ============         ============


   WEIGHTED AVERAGE COMMON
    AND COMMON EQUIVALENT SHARES OUTSTANDING:
         Common Shares Outstanding(1)                        4,326,867           4,218,636          4,291,536            3,488,738
         Common Stock Equivalents calculated
           pursuant to Securities and Exchange
           Commission Staff Bulletin No. 83(2)                       -                   -                  -              114,789
                                                             ----------          ----------       ------------         ------------


   WEIGHTED AVERAGE COMMON AND
     COMMON EQUIVALENT SHARES OUTSTANDING                    4,326,867           4,218,636          4,291,536            3,603,527
                                                             ==========          ==========       ============         ============

   NET LOSS PER COMMON AND COMMON EQUIVALENT SHARE          $    (0.14)         $    (0.06)      $      (0.38)        $      (0.30)
                                                             ==========          ==========       ============         ============

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1    Reflects  the effect of  conversion  of Series A and  Series B  Convertible
     Preferred  Stock to common stock and a 1-for-2  reverse stock split for all periods presented.

2 Reflects the issuance of Series B Convertible Preferred Stock, issuance of common stock for services, stock options granted, warrants issued to purchase Series B Convertible Preferred Stock and warrants issued to purchase common stock within the twelve month period prior to the Company's initial public offering at a price less than the public offering price.